Exhibit (g)(1)

AMENDED AND RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDED AND RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT (this Agreement), is dated as of August 1, 2024, between EXCHANGE TRADED CONCEPTS TRUST (f/k/a FaithShares Trust) (the Fund, including its separate series listed on Appendix A hereto, the Portfolios), an open-end management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or, when referring to BBH&Co. in its capacity as custodian, the Custodian, and when referring to BBH&Co. in its capacity as transfer agent, TA). For purposes of this Agreement, reference hereafter to the “Fund” shall mean the Fund and/or the respective Portfolio(s), as the context requires.

W I T N E S S E T H:

WHEREAS, the Fund and BBH&Co. entered into a Custodian Agreement dated September 28, 2009, as amended, and a Transfer Agency Services Agreement dated September 28, 2009 (collectively, the “Original Agreements”)

WHEREAS, the Fund and BBH&Co. desire to amend, substitute and restate the Original Agreements by entering into this Agreement, for the Fund’s continued appointment of BBH&Co. as global custodian and transfer agent for the Fund and in respect of each of the Portfolios, and for BBH&Co.’s continued provision of related services, subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and BBH&Co. hereby agree, as follows:

1.        Appointment of Custodian and Transfer Agent.

1.1        The Fund hereby appoints BBH&Co. as the Fund’s custodian, and BBH&Co. hereby accepts such appointment. All Investments of the Fund delivered to the Custodian or its agents or Subcustodians shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to the Fund’s Investments shall be only as set forth expressly in this Agreement, including any attachments or schedules thereto, which duties are generally comprised of safekeeping and various administrative duties that will be performed in accordance with Instructions and as reasonably required to effect Instructions. The terms of this Agreement shall apply separately and respectively to each Portfolio for which a separate account is maintained on the books of the Custodian. The Parties agree that Sections 2.1-9 and 11-17 and Schedules I and II of the Agreement contain the provisions related to BBH&Co.’s performance as Custodian.

1.2        The Fund hereby engages BBH as its transfer agent to perform the obligations set forth in this Agreement, and BBH accepts such engagement. The Parties agree that Sections 2.1, 3 and 10-17 and Schedule III of the Agreement and the Transfer Agency Services Schedule attached hereto contain the provisions related to BBH&Co.’s performance as TA.

2.        Representations, Warranties and Covenants of the Fund. The Fund hereby represents, warrants and covenants each of the following:

With respect to BBH&Co’s appointment as Custodian and TA:

2.1        This Agreement has been, and at the time of delivery of each Instruction, such Instruction will have been, duly authorized, executed and delivered by the Fund. Neither this Agreement, nor any Instruction issued hereunder violates any Applicable Law or conflicts with or constitutes a default under the applicable Portfolio’s prospectus, the Fund’s articles of organization or other constitutive documents or any agreement, judgment, order or decree to which the Fund is a party or by which the Fund or its Investments is bound. The Fund. has the power and authority to enter into and perform its duties set out under this Agreement; and it is, and will continue to be during the term of this Agreement, in material compliance with all Applicable Law applicable to the Fund in respect of its provision of Instructions and its duties and obligations under this Agreement. With respect to BBH&Co’s appointment as Custodian:

2.2        By providing an Instruction with respect to the first acquisition of an Investment in a jurisdiction other than the United States of America, the Fund shall be deemed to have confirmed to the Custodian that the Fund has (a) assessed and accepted all material Country, Sanctions or Sovereign Risks and accepted responsibility for their occurrence, (b) made all determinations required to be made by the Fund under the 1940 Act, and (iii) appropriately and adequately disclosed to the respective Portfolio’s shareholders, other investors and all persons who have rights in or to such Investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction.

2.3        The Fund shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides it. If the Fund uses any on-line or similar communications service made available by the Custodian, the Fund shall be solely responsible for ensuring the security of its access to the service and for the use of the service, and shall only attempt to access the service and the Custodian’s computer systems as directed by the Custodian. If the Custodian provides any computer software to the Fund relating to the services described in this Agreement, the Fund will only use the software for the purposes for which the Custodian provided the software to the Fund, and will abide by the license agreement accompanying the software and any other security policies which the Custodian provides to the Fund.

2.4        Notwithstanding anything in this Agreement to contrary effect, the Fund specifically represents and warrants to the Custodian that it shall at all times be principally liable for the repayment of any Advance made by the Custodian under this Agreement.

2.5        By providing an Instruction in respect of an Investment (which Instruction may relate to among other things, the processing of orders and/or settlement of transactions in funds), the Fund hereby (i) authorizes BBH&Co. to complete such documentation as may be required or appropriate to carry out the Instruction, and agrees to be contractually bound to the terms of such documentation “as is” without recourse against BBH&Co., except as set forth in Section 9 of this Agreement; (ii) represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law, terms and conditions to which it and/or its Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions and requirements that all such documentation relating to the investment has been received, read and understood by the Fund (for itself and its Portfolio)); (iii) acknowledges and agrees that BBH&Co. will not be responsible for the accuracy of any information provided to it by or on behalf of the Fund, or for any underlying commitment or obligation inherent to an Investment; (iv) represents, warrants and covenants that it will not effect any sale, transfer or disposition of Investment(s) held in BBH&Co.’s name by any means other than the issuance of an Instruction by the Fund to BBH&Co.; (v) acknowledges that collective investment schemes (and/or their agent(s)) in which the Fund invests may pay to BBH&Co. certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Fund’s investments in such schemes; (vi) agrees that BBH&Co. shall have no obligation or responsibility whatsoever to respond to, or provide capital in connection with any capital calls, letters of intent or other requirements as set out in the prospectus or offering circular of an Investment; (vii) represents, warrants and covenants that it will provide BBH&Co. with such information as is necessary or appropriate to enable BBH&Co.’s performance pursuant to an Instruction or under this Agreement; (viii) undertakes to inform BBH&Co. and to keep the same updated as to any tax withholding or benefit to which an Investment may be subject; (ix) authorizes BBH&Co. to furnish the customer due diligence records maintained by BBH&Co. on the Fund and its beneficial owners upon request of the transfer agent or other agent of an issuer of an Investment; (x) represents and warrants that to the extent the Fund provides BBH&Co. with any personal data or personally identifiable information in connection with an Investment, the Fund will have obtained the consent of the applicable individuals to provide such data and information to BBH&Co. and the fund and to the use of such data and information as described in the applicable account opening, subscription and related fund documentation; (xi) acknowledges that BBH&Co. shall have no obligation to fund any order placed by the Fund for which the Fund does not have sufficient cash on deposit with BBH&Co.; and (xii) agrees that BBH&Co. shall be held harmless for the acts, omissions or any unlawful activity of any agent of the Fund, or any transfer agent or other agent of an Investment in which the Fund may invest, except to the extent such acts or omissions result directly from BBH&Co.’s (or its Agents’, officers’ or employees’) negligence, bad faith or willful misconduct.

2.6        The Fund represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Fund further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or

(iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.6.1        The Fund represents and warrants that it conducts ongoing screening of its holdings, relevant transactional activity, and service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.6.2        The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not instruct Custodian to invest in any asset, nor engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it has confirmed that relevant service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, have implemented equivalent controls as stated above. The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of the above relevant service providers becomes subject to a Sanctions Regime or if any of the assets custodied by BBH subsequently becomes Sanctioned Property.

2.7        The Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the regulations promulgated thereunder; the 4th European Union Anti-Money Laundering Directive; or Financial Action Task Force (“FATF”) standards against money laundering and terrorist financing (collectively, “applicable AML laws”). The Fund represents and warrants that its AML Program includes proper due diligence on relevant service providers, including but not limited to Authorized Participants and distributors, and confirmation that such service providers have implemented their own policies and procedures designed to comply with applicable AML Laws. The Fund further represents and warrants that it creates and maintains all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s customers.

2.7.1        The Fund acknowledges that the Custodian is obligated under applicable US AML Laws to obtain, verify and record identifying information about its customers prior to opening an account.

2.7.2        The Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes, including but not limited to, verification regarding the AML and Sanctions Regime controls implemented by the above relevant service providers.

2.7.3        The Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML laws.

2.8        The Fund represents and warrants that neither it nor any Portfolio is a “Plan” (which term includes (1) employee benefit plans that are subject to the United States (“US”) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the “Code”), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements), or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan, and further undertakes to inform BBH&Co. and to keep the same updated as to the status under ERISA or Section 4975 of the Code, each as amended, of the Fund, including its Portfolios, or (4) the assets of any plan or other retirement arrangement or account that is not subject to Section 4975 of the Code or Title I of ERISA but is subject to any U.S. federal, state or local law or regulation or any non-U.S. or other law or regulation that contains one or more provisions that are similar to any of the fiduciary responsibility or prohibited transaction provisions under Title I of ERISA or Section 4975 of the Code.

2.9        The Fund represents and warrants that it will promptly notify the Custodian in writing if any of the above representations cease to be true.

3.        Representation and Warranty of BBH&Co. as Custodian and TA. BBH&Co. hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by BBH&Co. and does not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.'s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound. BBH&Co. has the power and authority to enter into and perform its duties set out under this Agreement; and it is, and will continue to be during the term of this Agreement, in material compliance with all Applicable Law applicable to BBH&Co. in respect of its duties and obligations under this Agreement.

4.        Instructions. Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions. As used herein, the term Instruction shall mean a directive initiated by the Fund, acting through its board of directors or trustees, officers or other Authorized Person, which directive shall conform to the requirements of this Section 4.

4.1        Authorized Persons. For purposes hereof, an Authorized Person shall be a person or entity authorized by the Fund to give Instructions to the Custodian by written notices or otherwise for or on behalf of the Fund or Portfolio, as applicable, in accordance with procedures delivered to and acknowledged by the Custodian. The Custodian may treat any Authorized Person as having the full authority of the Fund to issue Instructions hereunder unless the notice of authorization contains explicit limitations as to said authority. The Custodian shall be entitled to rely upon the authority of designated Authorized Persons to give Instructions with respect to the Fund or a Portfolio until it receives appropriate written notice from the Fund to the contrary.

4.2        Form of Instruction. Each Instruction shall be transmitted by such secured or authenticated electro- mechanical means as the Custodian shall make available to the Fund from time to time unless the Fund shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.

4.2.1        Fund Designated Secured-Transmission Method. Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Fund or by an Authorized Person entitled to give Instruction and acknowledged and accepted by the Custodian, it being understood that such acknowledgment shall authorize the Custodian to accept such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means utilized by the Authorized Person.

4.2.2        Written Instructions. Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

4.2.3        Other Forms of Instruction. Instructions may also be transmitted by another means determined by the Fund or Authorized Persons and acknowledged and accepted by the Custodian (subject to the same limits as to acknowledgements as are contained in Subsection 4.2.1, above) including Instructions given orally or by SWIFT or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction, but the Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances. Oral Instructions shall be binding upon the Custodian only if and when the Custodian takes action with respect thereto. With respect to telefax instructions, the parties agree and acknowledge that receipt of legible instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed, and that the Custodian shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions. The provisions of Section 4A of the Uniform Commercial Code shall apply to Funds Transfers performed in accordance with Instructions. The Funds Transfer Services Agreement and the BBH Online Terms and Conditions shall each comprise a designation of a means of delivering Instructions for purposes of this Section 4.2.

4.3        Completeness and Contents of Instructions. The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in the Fund's Investments and upon any delivery and transfer of any Investment or moneys, the Authorized Person initiating the Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:

4.3.1 The transaction date and the date and location of settlement;

4.3.2 The specification of the type of transaction;

4.3.3        A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information. Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in the Instruction, particularly with respect to Investment description; and

4.3.4 The name of the broker or similar entity concerned with execution of the transaction.

If the Custodian determines that an Instruction is either unclear or incomplete, the Custodian may give prompt notice of such determination to the Fund and the Fund shall thereupon amend or otherwise reform the Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

4.4        Timeliness of Instructions. In giving an Instruction, the Fund shall take into consideration delays which may occur due to the involvement of a Subcustodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Fund.

5.        Safekeeping of Fund Assets. The Custodian shall hold Investments delivered to it or Subcustodians for the Fund in accordance with the provisions of this Section and Applicable Law. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Subcustodians, unless and except to the extent the negligence, bad faith or willful misconduct of the Custodian (or an Agent or Subcustodian) was directly caused the failure to deliver or failure to issue; or, (b) pre-existing faults or defects in Investments that are delivered to the Custodian or its Subcustodians. The Custodian is hereby authorized to hold with itself or a Subcustodian, and to record in one or more accounts, all Investments delivered to and accepted by the Custodian, any Subcustodian or their respective agents pursuant to an Instruction or in consequence of any corporate action or income event. The Custodian shall hold Investments for the account of the Fund and shall segregate Investments from assets belonging to the Custodian and other accounts of the Custodian and shall cause its Subcustodians to segregate Investments from assets belonging to the Subcustodian and other accounts of the Subcustodian in an account held for the Fund or in an account maintained by the Subcustodian generally for non-proprietary assets of the Custodian.

5.1         Use of Securities Depositories. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Subcustodians appointed by the Custodian. Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (b) in an account for the Fund or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or any agent of either from holding its client assets in such a separate account, the Custodian, the Subcustodian or any agent of either shall as appropriate segregate such Investments for benefit of the Fund or for benefit of clients of the Custodian generally on its own books.

5.2        Certificated Assets. Investments which are certificated may be held in registered or bearer form: (a) in the Custodian's vault; (b) in the vault of a Subcustodian or agent of the Custodian or a Subcustodian; or (c) in an account maintained by the Custodian, Subcustodian or agent at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held.

5.3        Registered Assets. Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the Fund, a Portfolio or a nominee for any of the foregoing, and may be held in any manner set forth in Section 5.2 above.

5.4        Book Entry Assets. Investments which are represented by book-entry may be so held in an account maintained by the Book-Entry Agent on behalf of the Custodian, a Subcustodian, an Agent of the Custodian, or a Securities Depository.

5.5        Replacement of Lost Investments. In the event of a loss of Investments for which loss the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the Fund the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss or such other lesser amount as shall be agreed by the parties.

6.        Administrative Duties of the Custodian. The Custodian shall perform the following administrative duties with respect to Investments of the Fund.

6.1        Purchase of Investments. Pursuant to Instruction, Investments purchased for the account of the Fund shall be paid for (a) against delivery thereof to the Custodian or a Subcustodian, as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.2        Sale of Investments. Pursuant to Instruction, Investments sold for the account of the Fund shall be delivered(a) against payment therefor in cash, by check or by bank wire transfer, (b) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.3        Delivery and Receipt in Connection with Borrowings of the Fund or other Collateral and Margin Requirements. Pursuant to Instruction, the Custodian may deliver or receive Investments or cash of the Fund in connection with borrowings or loans by the Fund and other collateral and margin requirements.

6.4         Futures, Options and Other Derivatives. If, pursuant to an Instruction, the Custodian shall become a party to an agreement with the Fund and a futures commission merchant or derivatives counterparty regarding margin (Tri-Party Agreement), the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the purchase or sale by the Fund of exchange-traded futures contracts, commodity options or entry into other derivatives transactions, (b) when required by such Tri- Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (Margin Account), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Fund shall have designated as initial, maintenance or variation "margin" deposits or other collateral intended to secure the Fund's performance of its obligations under the terms of any exchange-traded futures contracts, commodity options or other derivatives; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of such Agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements in accordance with Rule 17f-6 under the 1940 Act. The Custodian shall in no event be responsible for the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts, commodity options, or other derivatives.

6.5        Contractual Obligations and Similar Investments. From time to time, the Fund's Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by Book-Entry Agent, registrar or similar agent for recording ownership interests in the relevant Investment. If the Fund shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Fund's account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. The Custodian shall have no responsibility for agreements running to the Fund as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to the Fund.

6.6        Exchange of Securities. Unless otherwise directed by Instruction, the Custodian shall: (a) exchange securities held for the account of the Fund for other securities in connection with any reorganization, recapitalization, conversion, stock split, change of par value of shares or similar event, and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

6.7         Surrender of Securities. Unless otherwise directed by Instruction, the Custodian may surrender securities:

(a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section

5.3; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

6.8        Rights, Warrants, Etc. Pursuant to Instruction, the Custodian shall (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of the issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deliver securities in response to any tender offer.

6.9        Mandatory Corporate Actions. Unless otherwise directed by Instruction, the Custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership affecting securities held on the Fund’s account and promptly notify the Fund of such action; and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

6.10        Income Collection. Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to the Fund with respect to Investments and promptly credit the amount collected to a Principal or Agency Account; provided, however, that the Custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians. The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Fund with respect to Investments.

6.11        Corporate Action Information. In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Custodian shall provide to the Fund such material information pertaining to a corporate action which the Custodian actually receives; provided that the Custodian shall not be responsible for the completeness or accuracy of such information. Information relative to any pending corporate action made available to the Fund via any of the services described in the BBH Online Terms and Conditions shall constitute the delivery of such information by the Custodian. Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may be reversed by the Custodian.

6.12        Proxy Materials. The Custodian shall deliver, or cause to be delivered, to the Fund proxy forms, notices of meeting, and any other notices or announcements materially affecting or relating to Investments received by the Custodian. Information relative to any pending proxy, meeting or other announcement described in the preceding sentence made available to the Fund via any of the services described in the BBH Online Terms and Conditions shall constitute the delivery of such information by the Custodian.

6.13       Ownership Certificates and Disclosure of the Fund's Interest. The Custodian is hereby authorized to execute on behalf of the Fund ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Fund with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

With respect to securities issued in the United States of America, the Custodian [    ] may [    ] may not release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Fund. IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES CONTRARY INSTRUCTIONS FROM THE FUND. With respect to securities issued outside of the United States of America, information shall be released in accordance with law or custom of the particular country in which such security is located.

6.14.     Taxes. The Custodian shall, where applicable, assist the Fund in the reclamation of taxes withheld on dividends and interest payments received by the Fund. In the performance of its duties with respect to tax withholding and reclamation, the Custodian shall be entitled to rely on the advice of counsel and upon information and advice regarding the Fund’s tax status that is received from or on behalf of the Fund without duty of separate inquiry.

6.15       Other Dealings. The Custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.

6.16        Nondiscretionary Details and Minor Expenses. The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by Instruction, and may make payments to itself or others for minor expenses of administering Investments under this Agreement, provided that the Fund shall have the right to request an accounting with respect to such expenses.

6.17       Use of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust company or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), in addition to Subcustodians, to carry out such provisions of this Agreement as it may from time to time direct, including in connection with use of any Securities System. The Custodian shall exercise reasonable care in the selection and monitoring of such Agents and Subcustodians. The appointment of an Agent shall not relieve the Custodian of its obligations under this Agreement and accordingly, the Custodian shall be liable for the acts and omissions of its Agents to the extent that the Custodian would itself be liable for such acts or omissions under this Agreement had it performed or not performed the relevant act or omission itself.

6.18       Registration Document Completion Service. The Fund may appoint the Custodian to further provide registration document completion services for account openings, name changes, conversions, mergers, market- specific licensing renewals, account closings and other events, and for such markets, as may be agreed between each Fund and the Custodian from time to time (the “Registration Services”). The Fund shall pay Custodian such fees as may be agreed between the parties from time to time with respect to the Registration Services in accordance with Section 15 hereof. The Fund further acknowledges and agrees that: (i) as part of the Registration Services, the Custodian will complete registration documentation for the agreed markets on behalf of the Fund and then forward such documentation to the Fund or an Authorized Person for final review and signature on behalf of the Fund; (ii) by the Fund or an Authorized Person signing and submitting the aforementioned documentation to the Custodian on behalf of the Fund (the "Submitted Documents"), the Fund shall be deemed to have confirmed to the Custodian that the Fund has reviewed the Submitted Documents and has determined that all of the information contained therein is accurate and complete; (iii) the submission of the Submitted Documents to the Custodian, shall be deemed an Instruction under Section 4 hereof to open one or more accounts in the referenced market (in accordance with the information provided in the Submitted Documents) and to provide the Submitted Documents and/or the information contained therein to the Subcustodian in the referenced market (and where applicable, for further submission to the relevant Securities Depository, exchanges, regulatory and tax authorities, tax agents and/or brokers in the referenced market).

7.        Cash Accounts, Deposits and Money Movements. Subject to the terms and conditions set forth in this Section 7, the Fund hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Fund maintains Investments or in such other currencies as the Fund shall from time to time request by Instruction, including standing Instructions for Principal Accounts to participate in a BBH&Co. cash management vehicle. Notwithstanding anything in this Agreement to the contrary, the Fund shall be liable as principal for any overdrafts occurring in any cash accounts.

7.1        Types of Cash Accounts. Cash accounts opened on the books of the Custodian (Principal Accounts) shall be opened in the name of the Fund. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9. Cash accounts opened on the books of a Subcustodian may be opened in the name of the Fund or in the name of the Custodian for the Fund or in the name of the Custodian for its customers generally (Agency Accounts). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the Fund. Accordingly, the Custodian shall be responsible for exercising reasonable care in the administration of such accounts, but shall not be liable for their repayment in the event the Subcustodian, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

7.1.1        Administrative Accounts. In connection with the services provided hereunder, the Custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of the Fund and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of the Fund (each an “Account”). Each such Account shall be subject to the terms and conditions of this Agreement and the Fund shall be liable for the satisfaction of its obligations in connection with each Account.

7.2        Payments and Credits with Respect to the Cash Accounts. The Custodian shall make payments from or deposits to any of the cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to the Fund’s Investments, and otherwise in accordance with Instructions. The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Subcustodian, all deposits shall be payable only at the branch of the Custodian or Subcustodian where the deposit is made or carried.

7.3        Currency and Related Risks. The Fund bears the risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with the Custodian. The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances. All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Fund shall be for the account of the Fund.

7.4        Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Fund with such currency brokers or banking institutions, including Subcustodians, as the Fund may direct pursuant to Instructions. The Custodian may act as principal in any foreign exchange transaction with the Fund in accordance with Section 7.4.2 of this Agreement. The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

7.4.1        Third Party Foreign Exchange Transactions. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Fund on the same basis it performs duties as agent for the Fund with respect to any other of the Fund's Investments. Accordingly the Custodian shall only be responsible for delivering or receiving currency on behalf of the Fund in respect of such contracts pursuant to Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Subcustodian) in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which the Fund has executed a foreign exchange contract or option, (b) may make free outgoing payments of cash in the form of Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, (c) may, in connection with cash payments made to third party currency brokers/dealers for settlement of the Fund’s foreign exchange spot or forward transactions, foreign currency swap transactions and similar foreign exchange transactions, process settlements using the facilities of the CLS Bank according to CLS Bank’s standard terms and conditions, and (d) shall hold in safekeeping all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions. The Fund accepts full responsibility for its use of third-party foreign exchange dealers and for execution of the foreign exchange contracts and options and understands that the Fund shall be responsible for any and all costs and interest charges which may be incurred by the Fund or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

7.4.2        Foreign Exchange with the Custodian as Principal. The Custodian may enter into foreign exchange transactions with the Fund. If a foreign exchange transaction with the Custodian as principal is initiated by Instruction and the parties have not otherwise entered into an agreement specific to such transaction(s), the transaction will be performed and subject to the FX Terms and Conditions (available at: http://www.bbh.com/fxtermsandconditions) incorporated into the BBH Online Terms and Conditions ( the "FX Terms and Conditions"), which terms may be updated from time to time in accordance with the procedures set forth in the BBH Online Terms and Conditions. Foreign exchange transactions that occur or are placed on or after the effective date of such updates, as stated in the applicable notice, shall be governed by the FX Terms and Conditions, as so modified. The Fund represents and warrants, each and every time an Instruction to execute a foreign exchange transaction with the Custodian as principal is initiated, that it is an eligible contract participant, as that term is used under the Commodity Exchange Act and the regulations thereunder, as amended from time to time.

7.5        Delays. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Fund: (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out Instructions to transfer cash which are not due to the Custodian's own negligence or willful misconduct.

7.6        Advances. If, for any reason in connection with this Agreement the Custodian or any Subcustodian makes an Advance to facilitate settlement or otherwise for the benefit of the Fund (whether or not any Principal or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Fund hereby does:

7.6.1        acknowledge that the Fund shall have no right, title or interest in or to any Investments purchased with such Advance or proceeds of such Investments, and that any credit of Investments to an account of Fund shall be provisional, until: (a) the debit of the Principal or Agency Account by Custodian for an amount equal to Advance Costs; and/or (b) if such debit produces an overdraft in such account, reimbursement to the Custodian or Subcustodian for the amount of such overdraft;

7.6.2        acknowledge that the Custodian has an automatically perfected statutory security interest in Investments purchased with any such Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time;

In addition, in order to secure the obligations of the Fund to pay or perform any and all obligations of the Fund pursuant to this Agreement, including without limitation to repay any Advance made pursuant to this Agreement, the Fund grants to the Custodian a security interest in all Investments and proceeds thereof (as defined in the Uniform Commercial Code as currently in effect in the State of New York); and agrees to take, and agrees that the Custodian may take, in respect of the security interest referenced above, any further actions that the Custodian may reasonably require.

7.7        Custodian’s Rights Neither the Custodian nor any Subcustodian shall be obligated to make any Advance or to allow an Advance to occur to the Fund, and in the event that the Custodian or any Subcustodian does make or allow an Advance, any such Advance and any transaction giving rise to such Advance shall be for the account and risk of the Fund and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made or allowed by a Subcustodian or any other person, the Custodian may assign all or part of its security interest referenced above and any other rights granted to the Custodian hereunder to such Subcustodian or other person. If the Fund shall fail to repay the Advance Costs when due, the Custodian or its assignee, as the case may be, shall be entitled to a portion of the available cash balance in any Agency or Principal Account equal to such Advance Costs, and the Fund authorizes the Custodian, on behalf of the Fund or Portfolio, to pay an amount equal to such Advance Costs irrevocably to such Subcustodian or other person, and to dispose of any property in such Account to the extent necessary to make such payment. Any Investments credited to accounts subject to this Agreement created pursuant hereto shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of New York from time to time. Accordingly, the Custodian and any Subcustodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

7.8        Integrated Account. For purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to the Fund's obligations to the Custodian or its assignee, and balances in the Principal Accounts shall be available for satisfaction of the Fund's obligations under this Section 7. The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

8.        Subcustodians and Securities Depositories. Subject to the provisions hereinafter set forth in this Section 8, the Fund hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Fund and to appoint from time to time and to utilize Subcustodians. With respect to securities and cash held by a Subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form in accordance with (a) governmental regulations, (b) rules of Securities Depositories and Clearing Corporations, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

8.1        Domestic Subcustodians and Securities Depositories. The Custodian may deposit and/or maintain, either directly or through one or more Agents appointed by the Custodian, Investments of the Fund in any Securities Depository in the United States, including The Depository Trust Company, provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. The Custodian may, from time to time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund in the United States.

8.2        Foreign Subcustodians and Securities Depositories. Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the Securities and Exchange Commission is exempted therefrom. Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.5 below, the Custodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with Section 8.5. Additionally, the Custodian may, from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an “eligible foreign custodian” under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States.

8.3        Delegation of Board Review of Subcustodians. From time to time, the Custodian may agree to perform certain reviews of Subcustodians and of Subcustodian Contracts as the delegate of the Fund's Board. In such event, the Custodian's duties and obligations with respect to this delegated review will be performed in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

8.4        Board Approval of Foreign Subcustodians. Unless and except to the extent that the Fund’s Board of Trustees has delegated to the Custodian and the Custodian has accepted delegation of review of certain matters concerning the appointment of Subcustodians pursuant to Subsection 8.3, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United States, obtain written confirmation of the approval of the Board of Trustees or Directors of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which the Board of Trustees or Directors shall have concluded to be in a form compliant with the requirements of Rule 17f-5 under the 1940 Act and which shall govern such appointment, such approval to be signed by an Authorized Person. An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

8.5        Monitoring and Risk Assessment of Securities Depositories. Prior to the placement of any assets of the Fund with a non-U.S. Securities Depository, the Custodian: (a) shall provide to the Fund or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk. In performing its duties under this subsection, the Custodian shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority. It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care. The risk assessment shall be provided to the Fund or its Investment Advisor by such means as the Custodian shall reasonably establish. Advices of material change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information.

8.6        Responsibility for Subcustodians. Except as provided in the last sentence of this Section 8.6, the Custodian shall be liable to the Fund for any loss or damage to the Fund caused by or resulting from the acts or omissions of any Subcustodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct in accordance with the terms of the relevant subcustodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred. The liability of the Custodian in respect of the countries and Subcustodians designated by the Custodian, from time to time on the Global Custody Network Listing shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the Subcustodian.

8.7        New Countries. The Fund shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event the Custodian is unable to establish such arrangements prior to the time the investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping agent, and the use of the local safekeeping agent shall be at the sole risk of the Fund, and accordingly the Custodian shall be responsible to the Fund for the actions of such agent if and only to the extent the Custodian shall have recovered from such agent for any damages caused the Fund by such agent.

9.        Responsibility of the Custodian. In performing its duties and obligations hereunder, the Custodian shall use reasonable care under the facts and circumstances prevailing in the market where performance is effected, but shall not be required to take any action which, in the Custodian’s reasonable judgment, is in contravention of any Applicable Law, rule or regulation or any order or judgment of any court of competent jurisdiction. Subject to the specific provisions of this Section, the Custodian shall be liable to the Fund for any direct damage incurred by the Fund in consequence of the Custodian's negligence, bad faith or willful misconduct. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages. It is agreed that the Custodian shall have no duty to assess the risks inherent in the Fund’s Investments or to provide investment advice with respect to such Investments and that the Fund including its Portfolios as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.

9.1         Limitations of Performance.

9.1.1        Force Majeure. Notwithstanding anything to the contrary neither of Fund and BBH&Co. shall be responsible or liable for any failure, hindrance or delay in the performance of its respective obligations under this Agreement arising out of, or for any damages caused by, a Force Majeure event. Each of Fund and BBH&Co. will use reasonable efforts to perform its respective obligations under this Agreement notwithstanding such Force Majeure event.

9.1.2        Country Risk; Sovereign Risk; AML and Sanctions Risk. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes: Country Risk, Sovereign Risk or AML and Sanctions Risk, each as defined below.

Country Risk shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

Sovereign Risk shall mean, in respect of any jurisdiction, including the United States of America, where an Investment is acquired or held hereunder or under a subcustody agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investments or cash deposits by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments or cash deposits, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.

AML and Sanctions Risk shall mean, with respect to the acquisition, ownership, settlement or custody of Investments, all risks relating to, or arising in consequence of the Custodian complying with one or more Sanctions Regimes or applicable AML Laws, including, but not limited to, the risk that if Custodian reasonably believes it has come in contact with a sanctioned party, or has come into possession or control of any Sanctioned Property as a result of its performance of this Agreement, Custodian may be required by one or more Sanctions Regime to block (i.e. prevent further movement of) such Sanctioned Property and report any related activity to relevant government authorities. The Fund acknowledges that if multiple Sanctions Regimes apply (including OFAC), the Custodian will comply with the most restrictive of the applicable regimes. The Fund also acknowledges that the Custodian shall not be liable hereunder for any loss or damage caused by any delays or refusals to process a transaction that result from Custodian’s obligation to ensure compliance with applicable AML Laws and Sanctions Regimes.

9.2.        Limitations on Liability.

9.2.1        Failure of Third Parties. The Custodian shall not be liable for any loss, claim, damage or other liability arising from the failure of any third party (other than a Subcustodian or Agent as expressly provided by this Agreement), including: (a) any issuer of Investments or Book-Entry Agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Advisor, third party foreign custody manager or other agent of the Fund ; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

9.2.2        Information Sources. The Custodian may rely upon information received from issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

9.2.3        Reliance on Instruction; Restricted Securities. The Custodian shall not be liable for any loss, claim, damage or other liability arising from (a) action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Fund's trust instrument, certificate of trust or by-laws or other constitutive documents, Applicable Law, or actions by the trustees, directors or shareholders of the Fund, or (b) limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Fund.

10.        Transfer Agency Services. Subject to the specific provisions of this Section, the TA shall not be liable to the Fund for any damage incurred by the Fund or a Portfolio unless such damages arise from the TA's (or its employees’, officers’ or other agents’) negligence, bad faith or willful misconduct. In no event shall the TA be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if advised of the possibility of such damages. BBH&Co. will provide the transfer agency services described in Schedule III hereto pursuant to the following terms and conditions:

10.1       Limitations on Liability

10.1.1        TA shall not be held accountable or liable to the Fund, or any third party if TA is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the Services based upon or arising out of information received in a timely or untimely manner by TA either (a) from a source which TA was authorized to rely upon pursuant to a relevant Schedule hereto, or (b) from a source which in TA’s reasonable judgment was as an appropriate source for such information, (ii) relevant information known to the Fund which would impact the Services but which is not communicated by the Fund or its agent to TA, or (iii) the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided TA shall have made reasonable commercial efforts to procure such transmission. The Fund hereby acknowledges and agrees that TA shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

10.1.2        The Fund acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Fund.

10.1.3        TA shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers.

10.1.4        TA shall in no event be required to advance or expend its own funds in connection with the services provided hereunder, or take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

10.1.5        The Fund shall review the Services performed by TA under this Agreement promptly and periodically and shall notify TA of any improper performance, discrepancy or error therein. Unless the Fund provides written notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

10.1.6        In no event shall the TA be liable for the acts or omission of the CNS Clearing Process, DTC, NSCC or any securities depository, clearing corporation, exchange or communications service.

10.1.7        Without limiting the generality of any of the foregoing provisions, in no event shall TA be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Fund in connection with the Services hereunder unless otherwise agreed between the Parties.

10.1.8        In no event shall TA be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall TA be liable for the investment management services and advice received or given by the Fund or the legal advice received by the Fund from its counsel or other legal counsel.

10.1.9        Without limiting the generality of any of the foregoing provisions, the TA shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by any distributor (or its affiliates); or (iii) the failure of any Authorized Participant to deposit with the Custodian sufficient collateral, or to provide additional collateral upon request by the TA, in connection with the monitoring services provided for herein on Schedule III; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the TA from the Fund’s accounting agent or any other source on which the TA reasonably relies.

10.2        Instructions. TA shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions (as hereinafter defined) or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.

10.2.1        Instructions shall mean a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons. Authorized Persons may be identified by name, title or position. Telephonic and other oral instructions or instructions given by facsimile transmission may be given by any one of the Authorized Persons. Such instructions shall be considered Instructions if TA reasonably believes them to have been given by an Authorized Person. In no event shall Instructions be in the form of electronic mail.

10.2.2        Where Instructions are conveyed through facsimile transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) TA cannot verify that authorized signatures on facsimile Instructions are original, and (iii) TA shall not be responsible for losses or expenses incurred through actions taken in reliance on such Instructions. The Fund agrees that such facsimile Instructions shall be conclusive evidence of the Fund’s Instruction to TA to act or to omit to act.

10.2.3        Instructions given orally will be confirmed by written Instructions in the manner set forth above in Section 10.2.1, including by facsimile, but the lack of such confirmation shall in no way affect any action taken by TA in reliance upon such oral Instructions. The Fund authorizes TA to tape record any and all telephonic or other oral Instructions given to TA by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to TA). The Fund agrees to solicit valid written or other consent from any of its employees in respect to telephonic recordings to the extent such consent is required by applicable law.

10.3       Representations of TA.

10.3.1        TA represents that it is a registered transfer agent under the Securities Exchange Act of 1934.

10.3.2        TA has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs.

10.3.3        TA has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act. TA. For the avoidance of doubt, DTC is exempt from CIP requirements.

10.3.4        TA: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) and will maintain appropriate records in accordance with said transfer agent rules.

11.        Indemnification. The Fund hereby indemnifies BBH&Co. as TA and Custodian (and each Subcustodian), and their respective Agents, nominees and the partners, employees, officers and directors, and agrees to hold each of them harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction, except to the extent directly caused by the negligence, bad faith or willful misconduct of the Custodian or its Agents, officers or employees under this Agreement or a Sub-Custodian under the relevant subcustodian agreement. If a Subcustodian or any other person indemnified under the preceding sentence, gives written notice of claim to the Custodian, the Custodian shall promptly give written notice to the Fund.

12.        Reports and Records. BBH&Co. shall:

12.1        create and maintain records relating to the performance of its obligations under this Agreement;

12.2       make available to the Fund, its auditors, agents and employees, upon reasonable request and during normal business hours of the Fund and BBH&Co., all records maintained by BBH&Co. pursuant to Section 12.1 above, subject, however, to all reasonable security requirements of BBH&Co. then applicable to the records of its customers generally; and

12.3        make available to the Fund all Electronic Reports; it being understood that BBH&Co. shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein unless caused directly by the Custodian’s negligence, bad faith or willful misconduct.

12.4        The Fund shall examine all records, howsoever produced or transmitted, promptly upon receipt and notify BBH&Co. promptly of any discrepancy or error. Unless the Fund delivers written notice of any such discrepancy or error within a reasonable time after its receipt of the records, the records shall be deemed to be true and accurate.

12.5        The Fund acknowledges that the Custodian obtains information on the value of assets from outside sources which may be utilized in certain reports made available to the Fund. The Custodian deems such sources to be reliable but the Fund acknowledges and agrees that the Custodian does not verify such information nor make any representations or warrantees as to its accuracy or completeness and accordingly shall be without liability in selecting and using such sources and furnishing such information.

13.        Miscellaneous.

13.1        Powers of Attorney, etc. The Fund will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for the Custodian to provide, or to cause any Subcustodian to provide, custody services pursuant to this Agreement.

13.2        Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the Fund and BBH&Co. with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by BBH&Co. when it commences actions pursuant thereto or in accordance therewith. In the event of a conflict between the terms of this Agreement and the terms of a service level agreement or other operating agreement in place between the parties from time to time, the terms of this Agreement shall control.

13.3        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of BBH&Co. and the Fund and their successors and assignees, provided that the neither party may assign this Agreement without the prior written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

13.4        GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN. THE FUND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FURTHERMORE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.5        Notices. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Fund:	Exchange Traded Concepts Trust 10900 Hefner Pointe Drive, Suite 400, Oklahoma City, Oklahoma 73120 Attn: J. Garrett Stevens (Garrett@exchangetradedconcepts.com) Telephone: (405) 778-8377

If to BBH&Co.:	Brown Brothers Harriman & Co. 50 Post Office Square Boston, Massachusetts 02110-1548 Attn: Office of the General Counsel Telephone: (617) 772-1818 Facsimile: (617) 772-2235,

or such other address as the Fund or BBH&Co. may have designated in writing to the other. Notices given by BBH&Co. pursuant to Section 13.13 may also be given by electronic mail to the email address of any Authorized Person. The Fund agrees that such notices given by electronic mail shall be conclusively presumed to have been delivered and received by the Fund as of the date such electronic mail was sent by BBH&Co., as recorded by BBH&Co.’s systems.

13.6        Headings. Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

13.7        Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

13.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Fund and BBH&Co. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

13.9        Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement (and offering, rendering or obtaining related BBH&Co. services) and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Subcustodians or Agents appointed by the Custodian), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of BBH&Co. or any Agent or Subcustodian, any regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

13.10      Tape-recording. The Fund on behalf of itself and its Customers authorizes BBH&Co. to tape record any and all telephonic or other oral instructions given to BBH&Co. by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

13.11     Counsel/ Certified Public Accountant. In fulfilling its duties hereunder, BBH&Co. shall be entitled to receive and act upon the advice of (i) counsel and/or a certified public accountant regularly retained by BBH&Co. in respect of such matters, (ii) counsel and/or a certified public accountant for the Fund or (iii) such counsel or certified public accountant as the Fund and BBH&Co. may agree upon, with respect to all matters, and BBH&Co. shall be without liability for any action reasonably taken or omitted pursuant to such advice.

13.12     Conflict. Nothing contained in this Agreement shall prevent BBH&Co. and its associates from (i) dealing as a principal or an intermediary in the sale, purchase or loan of the Fund’s Investments to, or from BBH&Co. or its associates; (ii) acting as a custodian, a subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any other client whose interests may be adverse to the interest of the Fund; or (iii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Fund notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Fund by BBH&Co.. The Fund hereby voluntarily consents to, and waives any potential conflict of interest between BBH&Co. and/or its associates and the Fund, and agrees that:

(a)        BBH&Co. and/or its associates’ engagement in any such transaction shall not disqualify the Custodian from continuing to perform as the custodian of the Fund, including its Portfolios, under this Agreement;

(b) BBH&Co. and/or its associates shall not be under any duty to disclose any information in connection with any such transaction to the Fund;

(c)        BBH&Co. and/or its associates shall not be liable to account to the Fund, including its Portfolios, for any profits or benefits made or derived by or in connection with any such transaction,; and

(d) the Fund shall use all reasonable efforts to disclose this provision, among other provisions in this Agreement, to its shareholders.

13.13        BBH Online Terms and Conditions. Use of the BBH Infuse™ (f/k/a WorldView®) portal, any future release thereof or successor thereto (the “Portal”), and the products and services available through the Portal (the “Online Services”) are subject to additional terms and conditions, which are available at: bbh.com/onlineterms, as such may be updated from time to time (the “BBH Online Terms and Conditions”) and which are incorporated herein by reference. Without limiting any provision of this Agreement or the BBH Online Terms and Conditions, the Fund is responsible for all use of the Online Services by its authorized users (including employees, officers, directors, agents, consultants, contractors and any third parties given access to the Online Services by or on behalf of the Fund), and for ensuring that all such persons comply with the BBH Online Terms and Conditions. BBH&Co. will inform the Fund of any updates to the BBH Online Terms and Conditions in accordance with the procedures set forth therein.

14.        Definitions. The following defined terms will have the respective meanings set forth below.

14.1        Advance(s) shall mean any extension of credit by or through the Custodian or by or through any Subcustodian and shall include, without limitation, amounts due to the Custodian as the principal counterparty to any foreign exchange transaction with the Fund as described in Section 7.4.2 hereof, or paid to third parties for account of the Fund or in discharge of any expense, tax or other item payable by the Fund.

14.2        Advance Costs shall mean any Advance, interest on the Advance and any related expenses, including without limitation any mark to market loss of the Custodian or Subcustodian on any Investment to which Section

7.6.1 applies.

14.3        Agency Account(s) shall mean any deposit account opened on the books of a Subcustodian or other banking institution in accordance with Section 7.1 hereof.

14.4        Agent(s) shall have the meaning set forth in Section 6.17 hereof.

14.5        Applicable Law shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction; compliance with which is required or customarily observed in such jurisdiction.

14.6        Authorized Person(s) shall mean any person or entity authorized to give Instructions on behalf of the Fund in accordance with Section 4.1 or 10.2.1 hereof.

14.7        BBH Online Terms and Conditions shall have the meaning set forth in Section 13.13 hereof

14.8        Book-Entry Agent(s) shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

14.9        Clearing Corporation shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market(s).

14.10        Delegation Schedule shall mean the separate schedule attached hereto with respect to certain matters concerning the appointment and administration of Subcustodians delegated to the Custodian pursuant to Rule 17f-5 under the 1940 Act.

14.11        Electronic Reports shall mean any reports prepared by the Custodian and remitted to the Fund or its authorized representative via the internet or electronic mail.

14.12        Force Majeure shall mean (a) acts of God, earthquakes, fires, floods, storms, water or wind damage, or other elements of nature; accidents or explosions; wars or acts of war, enemy actions, insurrections, rebellions, riots, terrorism, sabotage, revolutions, or civil commotions or disorders or other acts attributable to economic or political factors or other civil or military disturbances; outbreaks, epidemics, pandemics (including but not limited to COVID-19), public health emergencies, any governmental order or corporate order or any requirement relating thereto; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software), or communications service(s); any strikes, lock-outs, work stoppages, or other labor disputes; governmental actions; any provision of any present or future law, regulation or order of a federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency; inability to obtain material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets or transactions; or any encumbrance on the transferability of, convertibility, or ability to hold a currency or a currency position; or any delay or disruption resulting from or reflecting the occurrence of any Country, AML and Sanctions or Sovereign Risk, or (b) any other circumstance or event which is unforeseeable or beyond the reasonable control of the Custodian, regardless of whether such circumstance or event is of a nature or type described in (a) above.

14.13    Foreign Custody Manager shall mean the Fund’s foreign custody manager appointed pursuant to Rule 17f-5 of the 1940 Act.

14.14     Foreign Financial Regulatory Authority shall have the meaning given by Section 2(a)(50) of the 1940 Act.

14.15    Funds Transfer Services Agreement shall mean any separate agreement entered into between the Custodian and the Fund with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Fund.

14.16     Global Custody Network Listing shall mean the Countries and Subcustodians approved for Investments in non-U.S. Markets.

14.17     Instruction(s) shall have the meaning assigned in Section 4 hereof.

14.18     Investment Advisor shall mean any person or entity who is an Authorized Person to give Instructions with respect to the investment and reinvestment of the Fund's Investments.

14.19     Investment(s) shall mean any investment asset of the Fund, including its Portfolios,, including without limitation securities, bonds, notes, and debentures as well as receivables, derivatives, contractual rights or entitlements and other intangible assets, but shall not include any Principal Account.

14.20     Margin Account shall have the meaning set forth in Section 6.4 hereof.

14.21    OFAC shall mean the US Treasury Department’s Office of Foreign Assets Control.

14.22      Principal Account(s) shall mean deposit accounts of the Fund or a Portfolio carried on the books of BBH&Co. as principal in accordance with Section 7 hereof.

14.23     Sanctions or Sanctions Regime(s) shall mean any governmental sanctions against countries, persons and entities that are imposed at any time by the US, the European Union and its member states, the UK, the United Nations or any other jurisdiction, which Custodian must comply with.

14.24     Securities Depository shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that, if a foreign Securities Depository, meets the definitional requirements of Rule 17f-7 under the 1940 Act.

14.25     Subcustodian(s) shall mean each foreign bank appointed by the Custodian pursuant to Section 8 hereof, but shall not include Securities Depositories.

14.26      Tri-Party Agreement shall have the meaning set forth in Section 6.4 hereof.

14.27      1940 Act shall mean the Investment Company Act of 1940.

15.        Compensation. The Fund agrees to pay to BBH&Co. a fee in an amount set forth in the fee letter between the Fund and BBH&Co. as Custodian and between the Fund and BBH&Co. as TA, in effect on the date hereof or as amended from time to time, and (b) all out-of-pocket expenses incurred by BBH&Co, ,. for account or benefit of the Fund, including its Portfolios, and payable from time to time, including the fee and expense of all Subcustodians and other amounts paid by the Custodian to a third party. Amounts payable by the Fund under and pursuant to this section shall be payable by wire transfer to the Custodian at BBH&Co. in New York, New York.

16.        Termination. This Agreement may be terminated by either party in accordance with the provisions of this Section. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

16.1        Term, Notice and Effect. This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth in Section 13.5 hereof. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within 60 days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

16.2        Notice and Succession. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. Furthermore, to the extent that it appears impracticable given the circumstances to effect an orderly delivery of the necessary and appropriate records of BBH&Co. to a successor within the time specified in the notice of termination as aforesaid, BBH&Co. and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

16.3       Successor Custodian. In the event of the appointment of a successor custodian, it is agreed that the Investments of the Fund held by the Custodian or any Subcustodian shall be delivered to the successor custodian in accordance with reasonable Instructions. The Custodian agrees to cooperate with the Fund in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new custodian. If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Fund's Investments in accordance with Instructions.

16.4        Delayed Succession of Custodian. If no Instruction has been given as of the effective date of termination, Custodian may at any time on or after such termination date and upon ten (10) consecutive calendar days written notice to the Fund either (a) deliver the Investments of the Fund, including its Portfolios, held hereunder to the Fund at the address designated for receipt of notices hereunder; or (b) deliver any investments held hereunder to a bank or trust company having a capitalization of $2,000,000 USD equivalent and operating under the Applicable Law of the jurisdiction where such Investments are located, such delivery to be at the risk of the Fund. In the event that Investments or moneys of the Fund remain in the custody of the Custodian or its Subcustodians after the date of termination owing to the failure of the Fund to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Custodian, the Custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Custodian or its Subcustodians retain possession of such items and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section is accomplished.

17.        Compliance Policies and Procedures. To assist the Fund in complying with Rule 38a-1 of the 1940 Act, BBH&Co. represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. BBH&Co will upon request provide the Fund with information about its compliance program, including but not limited to BBH&Co.’s SOC 1 or SOC-2 audit report applicable to the services hereunder.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.		EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ Hugh Bolton	By:	/s/ J. Garrett Stevens
Name:	Hugh Bolton	Name:	J. Garrett Stevens
Title:	Principal	Title:	President
Date:	13 August 2024	Date:	8/1/2024

APPENDIX A
TO

AMENDED & RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT

Dated as of August 1, 2024

The following is a list of Funds/Portfolios of the Exchange Traded Concepts Trust for which BBH&Co. shall serve as Custodian and ETF Transfer Agent under the Amended & Restated Custodian and Transfer Agent Agreement dated August 1, 2024, as amended from time to time.

EMQQ The Emerging Markets Internet ETF

FMQQ The Next Frontier Internet ETF

INQQ The India Internet ETF

Vesper US Large Cap Short-Term Reversal Strategy ETF

Nifty India Financials ETF

Bitwise Crypto Industry Innovators ETF

Range Nuclear Renaissance Index ETF

Range Global Coal Index ETF

Range Global LNG Ecosystem Index ETF

Range Global Offshore Oil Services Index ETF